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                                                                    EXHIBIT 12

               BENEDEK COMMUNICATIONS CORPORATION AND SUBSIDIARY
               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            AND PREFERRED DIVIDENDS

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                                                                                                                        PRO FORMA
                                                                                                       THREE MONTHS   TWELVE MONTHS
                                                              YEAR ENDED DECEMBER 31,                     ENDED           ENDED
                                               -----------------------------------------------------    MARCH 31,       MARCH 31,
                                                1993       1994       1995        1996        1997         1998           1998
                                               -------    -------    -------    --------    --------   ------------   -------------
                                                                                  (IN THOUSANDS)
HISTORICAL
Net income (loss) before extraordinary item
  and income taxes per statement of
  operations.................................  $(5,034)   $ 2,044    $  (812)   $(15,820)   $(36,337)    $ (9,941)      $ (23,347)
Add:
     Interest on indebtedness................   14,210     11,359     15,192      29,758      42,431       10,394          42,558
     Amortization on deferred loan costs.....      309      1,451        680       1,213       5,939          478           6,040
     Portion of rents representative of the
       interest factor.......................      151        153        209         355         472           74             464
                                               -------    -------    -------    --------    --------   ------------   -------------
          Income as adjusted.................    9,636     15,007     15,269      15,506      12,505        1,005          25,715
                                               -------    -------    -------    --------    --------   ------------   -------------
Preferred dividend requirements..............    --         --         --          9,519      19,037        5,210          15,940
Fixed charges:
     Interest on indebtedness................   14,210     11,359     15,192      29,758      42,431       10,394          42,558
     Amortization on deferred loan costs.....      309      1,451        680       1,213       5,939          478           6,040
     Portion of rents representative of the
       interest factor.......................      151        153        209         355         472           74             464
                                               -------    -------    -------    --------    --------   ------------   -------------
          Fixed charges and preferred
            dividends........................   14,670     12,963     16,081      40,845      67,879       16,156          65,002
                                               -------    -------    -------    --------    --------   ------------   -------------
Ratio of earnings to fixed charges and
  preferred dividends........................    N/A          1.2x     N/A        N/A         N/A         N/A             N/A
                                               -------    -------    -------    --------    --------   ------------   -------------
                                               -------    -------    -------    --------    --------   ------------   -------------
(Deficiency).................................  $(5,034)     N/A      $  (812)   $(25,339)   $(55,374)    $(15,151)      $ (39,287)
                                               -------    -------    -------    --------    --------   ------------   -------------
                                               -------    -------    -------    --------    --------   ------------   -------------
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